Amerihost Properties, Inc.
2400 East Devon Avenue
Suite 280
Des Plaines, Illinois 60018


                           AMERIHOST PROPERTIES, INC.

                        OFFER TO PURCHASE FOR CASH UP TO
                      1,000,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $4.00
                         NOR LESS THAN $3.375 PER SHARE

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON WEDNESDAY, JUNE 2, 1999, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Amerihost Properties, Inc., a Delaware corporation (the "Company"), has made an offer to purchase for cash 1,000,000 shares of its common stock, par value $.005 per share (the "Shares"), or such lesser number of shares as are properly tendered, at a price per Share not greater than $4.00 nor less than $3.375 per share in cash, as specified by its stockholders tendering their Shares, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated May 3, 1999, and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will determine a single per share price for the Shares, not greater than $4.00 nor less than $3.375 per share, net to the seller in cash (each a "Purchase Price"), that it will pay for the Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price for Shares that will allow it to buy 1,000,000 Shares, or such lesser number as are properly tendered. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at such Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares tendered at prices greater than the applicable Purchase Price and Shares not purchased because of proration will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. See the Offer to Purchase.

         If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, with respect to the Shares, upon the terms and subject to the conditions of the Offer, accept Shares for purchase (i) first from Odd Lot Holders (as defined in the Offer to Purchase) of Shares who properly tender all Shares beneficially owned by such Odd Lot Holders at or below the Purchase Price, (ii) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro-rata basis.

         THE OFFER IS NOT  CONDITIONED  ON ANY  MINIMUM  NUMBER OF SHARES  BEING
TENDERED.  THE OFFER IS,  HOWEVER,  SUBJECT TO  CERTAIN  OTHER  CONDITIONS.  SEE
SECTION 6 OF THE OFFER TO PURCHASE.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.  Offer to Purchase, dated May 3, 1999;

         2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         3. Letter, dated May 3, 1999, from Michael P. Holtz, Chief Executive Officer of the Company, to stockholders of the Company;

         4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9); and

         5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 2, 1999, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of

Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

         Any inquiries you may have with respect to the Offer should be addressed to the Company at its address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Company at the same address and telephone number.


                                               Very truly yours,


                                               Amerihost Properties, Inc.

Enclosures




         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.